Exhibit 10.2

SETTLEMENT AGREEMENT

The undersigned

1.	Ranpak B.V., having its registered office and principal place of business at 6471 XX Eygelshoven at the Rimburgerweg 40, validly represented for the purposes of this case by Mr. E.J.M. Laurensse as Managing Director of the Company (hereinafter referred to as “Employer”);

and

2.	Mr. E.J.M. Laurensse, residing in 5801 KM Venray at Melchiorhof 16 (hereinafter referred to as “Employee”);

Hereinafter collectively referred to as “Parties”.

Considering

‒	The Employee has been employed by (the legal predecessor of) Employer since July 1, 2009, most recently at a gross salary of EUR 22.874,03 gross per month, to be increased with vacation allowance and other emoluments;

‒	by virtue of his position, the Employee was appointed to be a Managing Director (statutory director) of the Employer’s company by the general meeting of shareholders effective May 26, 2009;

‒	the Employer’s shareholders informed the Employee in April 2025 that they intended to dismiss him as Managing Partner (statutory director) and also to terminate the Employee’s employment contract with the Employer on the basis of business and organizational circumstances. As a result of the aforementioned circumstances, Employee’s position will cease to exist, resulting in Employee’s redundancy.

‒	it has been investigated whether a suitable position is available for the Employee within the organization, which is in line with the Employee’s education, knowledge and experience, but such a position has not proved to be available and will not become available in the near future. In view of this, the Employer cannot be required to continue the employment contract in the given situation;

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‒	Employer does not blame Employee for the situation that has arisen. Employer took the initiative to terminate the employment agreement. There is expressly no question of an urgent reason as referred to in Section 7:678 of the Dutch Civil Code;

‒	Employee opposed the proposed termination of the employment contract;

‒	Employee is fully aware of the contents of this Settlement Agreement (“the Agreement”) and its consequences. Employee was granted a reflection period during which time he also had the opportunity to seek advice and information;

‒	there is expressly no question of a termination of the employment agreement by Employer with Employee’s consent as referred to in Section 7:671 of the Civil Code;

‒	in order to terminate the dispute described above and to avoid uncertainty or disputes about their legal position, both Parties wish to bind themselves to each other to a determination of what is legally valid between them;

‒	Employee is fit for work at the time of agreement.

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And correspond as follows

End of employment contract and directorship

1.	The parties agree that the employment contract, at the initiative of Employer, shall terminate by mutual consent effective April 1, 2026. Accordingly, the last day of employment shall be March 31, 2026 (the “Termination Date”).

2.	Subject to the terms and conditions set forth in this Agreement, Employee shall retire as a statutory director of Employer no later than August 1, 2025. The meeting of shareholders will accept Employee’s resignation as a statutory director effective August 1, 2025 by resolution outside a meeting. The parties will further cooperate with everything that is necessary to effect the resignation as a statutory director, including but not limited to the deregistration of Employee as a statutory director of the Employer in the register of the Chamber of Commerce.

3.	Employee will be granted general discharge by Employer as part of the corporate discharge as a statutory director - for the entire period that he has been a statutory director. As of August 1, 2025, Employee’s duties were fully assumed, which means that he no longer carried any statutory responsibilities.

Compensation

4.	Employer shall pay to Employee a compensation of EUR 365,665.00 gross for foregone income, including the statutory transition compensation. Employer shall pay this compensation within one (1) month after the Termination Date under the prescribed deductions to Employee’s bank account number. The amount shall be subject to the prescribed deductions. The compensation is made up of the following amounts:

a)	EUR 274,488.00 gross as basic severance pay (equal to one year’s salary);

b)	EUR 40,030.00 gross in the amount of the bonus for fiscal year 2025;

c)	EUR 51,147.00 gross as compensation for missed pension entitlements;

5.	Employee is entitled to payment of the stock now vested as well as the restricted stock that will be released in January and March 2026, in accordance with the schedule below:

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Grant Program	Unvested PSUs/RSUs	Vesting Date
2023 Equity Program	11,909 shares	3/10/2026
2024 Equity Program	29,215 shares	3/10/2026
2025 Equity Program	10,517 shares	3/10/2026 (RSU Portion)
Retention Program	25,000 shares	1/1/2026
TOTAL	76,641 shares	3/10/2026

6.	Upon each vest date, Employer shall process the restricted stock according to its standard processes, including for income tax purposes.

7.	Employee is no longer bound to the Executive and Director Stock Ownership Policy of Ranpak Holdings Corp., nor any trading windows, whereby the latter exemption becomes effective when a period of six months has elapsed after the Employee stepped down as statutory director/ managing director.

8.	Employee declares by signing this Agreement that the compensation is the correct outcome of the intensive discussions between the Parties and that this is an appropriate arrangement regarding the termination of the employment agreement.

Continuation of working conditions

9.	Employee will cooperate to the best of his ability in a proper transfer of his duties and responsibilities as a statutory director in consultation with Omar Asali, CEO of Employer, and Sara Horvath, Chief legal and HR officer of employer.

10.	From August 1, 2025 until the Termination Date, Employee shall perform consulting work for Employer as an EMEA Business Advisor. In this advisory role, the Employee will carry out various projects for the Employer, about which the parties will make further agreements in mutual consultation.

11.	In his new role as EMEA Business Advisor, Employee will receive a salary equal to 50% of his current gross full-time salary, including emoluments. This amounts to EUR 11,103.89 gross.

12.	As EMEA Business Advisor, Employee is available on call for projects, advice, appointments, and meetings, either online or in person, depending on where the employee is located at the time of the call. Employer is aware that Employee has a second home in Spain and will regularly stay there, and will therefore allow Employee to perform his work remotely (online) where possible. If it is necessary for Employee to be physically present at a specific location for certain appointments while staying abroad at the time of the appointment, Employer will reimburse Employee’s travel expenses and accommodation costs, if any.

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13.	In his position as EMEA Business Advisor, Employee will be allowed to keep the company car he is currently using under the same conditions until the End Date. He can continue using his mobile, and at the end of employment he is allowed to keep his cell number and iPhone 14 Pro.

Final settlement

14.	Within one (1) month after the Termination Date, Employer will prepare and pay a final settlement regarding the pro rata vacation allowance and the remaining balance of vacation days, up to the Termination Date.

Incapacitated at/after end of employment contract

15.	If and insofar as the Employee leaves the employment sick or reports sick in the period of four weeks after the date of termination of the employment agreement, he will be obliged, even after the end of the employment agreement, to report sick immediately to the Employer, to comply with a summons from a company doctor and/or labour expert engaged by the Employer to cooperate in a reintegration process or trial placement offered by the Employer and to first have the right to unemployment benefit as of the date of termination of the employment agreement determined and effectuated by the UWV before claiming sickness benefit.

Miscellaneous

16.	Employee will receive a positively redacted certificate if desired. In the attestation, Employer will, of course, state only truthful matters. If requested, Employer will provide references about Employee in line with the attestation.

17.	If Employee has mentioned in any social media profile that he is employed by Employer, Employee shall, no later than the Termination Date, bring such mention in line with reality, i.e. remove the mention or state the date of termination of employment.

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18.	The Employee undertakes to return all property of the Employer as well as all (copies of) correspondence, drawings and other business documents (including information on electronic data carriers) to the Employer (no later than) on the End Date. The same applies to the car provided to the Employee as well as the associated keys, car papers and fuel pass, which the Employee will make available to the Employer at a location to be designated by the Employer no later than on the End Date in good condition and without any unreported damage.

19.	Pension accrual will continue until the date of termination of the employment agreement. Settlement of the pension plan applicable to Employee will take place in accordance with the pension plan and pension legislation. As of the date of termination of the employment agreement, participation in the applicable pension plan and insurance policies taken out for the benefit of Employee will end for Employee.

20.	Employer does not guarantee that Employee will be able to claim any benefits under social insurance legislation as a result of the termination of the employment agreement. The failure to obtain such benefit, in whole or in time, shall not affect the arrangement made by the Parties in this Agreement.

Non-competition clause

21.	Without prior written consent from Employer during the term of employment and for a period of 1 (one) year following the Termination Date, Employee shall not, directly or indirectly, establish or conduct any business in The Netherlands that is competitive with Employer’s business or the business of any affiliate of Employer with respect to any packaging or similar or related products or services; nor shall Employee, alone or with other persons, directly or indirectly, take any financial interest in or perform work, gratuitously or for remuneration, for such a business in The Netherlands.

Without prior written consent of Employer during the term of employment and for a period of 1 (one) year following the Termination Date, Employee shall:

a) refrain from performing, directly or indirectly, any work, either gratuitously or for remuneration within The Netherlands for:

i) any former or current clients (or affiliated companies) of Employer or Ranpak Corp, for which Employee performed work in any manner; ii) any companies or persons that may be considered competitors to Employer or any such clients of Employer described above;

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b) refrain from, directly or indirectly, approaching any clients of Employer described in Paragraph (a). either in his own interest or in the interests of any third party, with a view to inducing them to terminate their relations with Employer, or any affiliated company, for the benefit of any company or individual competing with Employer. Employee must refrain from any activity that might adversely affect relations between Employer, or any affiliated company, and its clients.

c) refrain from inducing employees of Employer or any affiliated company or of any of its clients to terminate their employment contracts with Employer or the affiliated company or any such client, respectively, so as to be able to compete in any manner whatsoever with Employer or any affiliated company.

22.	In the event of a violation of article 17, the Employee shall forfeit to the Employer, without further notice of default or judicial intervention being required, an immediately due and payable penalty of EUR 15.000,00 per violation plus EUR 1.000,00 for each day that the violation continues. This penalty clause shall not affect the Employer’s right to instead claim damages under the law. Any penalties to be forfeited by the Employee are expressly intended for Employer, by which insofar as necessary the parties expressly intend to depart from the provisions of Article 7:650(3) of the Dutch Civil Code. Payment of any of the above penalties does not release the Employee from the obligations described.

23.	In the event Employee seeks consent from Employer to pursue employment that would violate the language of this non-competition clause/relationship clause, Employer will reasonably consider the request and not unreasonably withhold consent, so long as the opportunity is not in conflict with the reasonable competition interests of Ranpak. This non-competition clause/relationship clause with accompanying penalty clause replaces the non-competition clause/relationship clause with accompanying penalty clause included in Article 12 of the employment contract. The non-competition clause/relationship clause with accompanying penalty clause included in Article 12 of the employment contract is therefore no longer valid.

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Secrecy

24.	The duty of confidentiality imposed on Employee regarding Employer’s business matters in the broadest sense of the word shall remain in effect unchanged.

25.	The Parties will maintain strict confidentiality regarding the content and manner of formation of the arrangement set forth in this settlement agreement, as well as about any issue, cause and/or background of or relating to the arrangement made or the termination of the employment agreement, except, of course, to the extent that the Parties are required by law to provide information.

26.	Parties will refrain from making statements that are or could in any way be harmful to (the good name of) the other party to this agreement. If desired, the parties will draw up a statement in mutual consultation regarding Employee’s departure.

Legal Assistance

27.	The Employer will reimburse the Employee’s costs of legal assistance up to a maximum of EUR 2,000,- excluding VAT and including office expenses.

28.	Payment will be made directly to the Employee’s legal advisor within one month of receipt of an itemized invoice from the Employee’s legal advisor issued in the Employee’s name, which invoice was submitted by the lawyer via the Employer’s e-billing system. The Employer will ensure that the Employee’s legal advisor has access to this.

Final provisions

29.	At the conclusion of this agreement, the Parties have discussed all topics relevant to them and acknowledge that there is nothing further to be settled between them. With the exception of the arrangements set forth in this settlement agreement, no other arrangements and/or agreements exist between the Parties, or at least these arrangements and/or agreements are nullified by this settlement agreement, which is intended to exhaustively regulate arrangements to come to a termination of the employment agreement, the addendum to the employment agreement and the bonus agreement. Subject to and after execution of the provisions of this agreement, the Parties shall be fully and finally discharged vis-à-vis each other and shall have nothing more to claim from each other, neither by virtue of the employment agreement, nor by virtue of the addendum, nor by virtue of the bonus agreement, nor the execution and termination of the respective employment agreements, nor by virtue of any other reason. Provided that Employee also declares not to have any claims under, inter alia, Section 7:611 and/or Section 7:658 and/or Section 7:673 and/or the Collective Agreement for Cardboard and Flexible Packaging Business. The final discharge agreed upon by also covers all (legal) persons directly and indirectly affiliated with Employer.

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30.	The agreed full discharge is without prejudice to Employee’s obligation to comply with the non-competition and relationship clause included in this agreement, as well as his confidentiality obligation arising from the employment agreement and the penalty clause agreed upon violation of these provision(s).

31.	To the extent that any provision (or part) of this settlement agreement would be invalid, that shall not affect the validity of the remaining provisions (or parts thereof).

32.	The parties undertake not to seek dissolution, annulment or nullification of this Agreement, on the grounds of any breach of contract, error or other will.

33.	This arrangement as reflected in this agreement concerns a settlement agreement within the meaning of Article 7:900 of the Dutch Civil Code.

34.	Dutch law applies to this agreement.

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Thus agreed on June 30, 2025, and drawn up and signed in duplicate

at Eygelshoven	at Venray

/s/ E.J.M. Laurensse	/s/ E.J.M. Laurensse
Ranpak B.V.	E.J.M. Laurensse
Validly represented by
E.J.M. Laurensse
Managing Director Ranpak B.V.,

at Eygelshoven	at Shelton, CT

/s/ E.J.M. Laurensse	/s/ Omar Asali
Kapnar Holdings B.V.	Ranpak Corp.
Sole shareholder Ranpak B.V.,	Sole shareholder Kapnar Holdings B.V.,
validly represented by	validly represented by
E.J.M. Laurensse,	O. Asali
Managing Director Kapnar Holdings B.V.	CEO Ranpak Corp.

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